Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into as of November 28, 2005 (the “Effective Date”) by and between Dara Biosciences, Inc. (the “Company”) and John Didsbury (“Executive”).

1. Position and Duties. Beginning as of the Effective Date, Executive shall be employed on a full-time basis by the Company as its Executive Vice President, Drug Development, reporting to the Company’s Chief Executive Officer. Executive agrees to devote his full business time, attention, energy and skill to the performance of his duties at the Company. These duties shall include all those duties customarily performed by the Vice President, Drug Development of a company similar to the Company. However, nothing in this Agreement shall prohibit or prevent Executive from continuing to provide consulting services through February, 2006 of no more than ten (10) hours per month to Nuada, LLC, so long as such consulting services do not interfere with or diminish Executive’s service or duty of loyalty to the Company.

2. Term of Employment. Executive’s employment as an employee of the Company will be at will, and, subject to the terms and conditions hereof, such employment may be terminated by Executive or the Company at any time, for any or no cause or reason. Upon the termination of Executive’s employment as an employee of the Company, by either party, for any reason, neither Executive nor the Company shall have any further obligation or liability under this Agreement to the other, except as expressly set out herein, including the agreements referenced in Section 15 hereof.

3. Base Salary. Executive shall be paid a monthly Base Salary of $18,666.67 per month ($224,000 on an annualized basis), subject to applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures. Executive’s salary shall be reviewed on at least an annual basis. In the event of an increase, that increased amount shall become Executive’s Base Salary. The parties acknowledge that Executive may be eligible for bonus arrangements, but such bonus amounts shall be determined by the sole discretion of the Board of Directors.

4. Benefits. Executive shall have the right to participate in and to receive benefits under any of the Company’s employee benefit plans, as such plans may be modified from time to time in the Company’s sole discretion. In addition, Executive shall be entitled to the benefits afforded to other members of senior management.

5. Stock. Company management will recommend to the Board of Directors that Executive receive an option to purchase 150,000 shares of common stock in the Company with an exercise price of $2.40 per share, subject to the Dara Biosciences, Inc. 2003 Employee, Director And Consultant Stock Plan. These options will vest under the normal vesting schedule provided to all employees, which is 25% immediately and an additional 25% on each anniversary thereafter.

6. Benefits Upon Termination. Except as provided in Section 7, below, in the event of the termination of Executive’s employment with the Company by either party, for any or no cause or those earned under Section 3 above through the date of his termination, or in the case of any stock, vested through the date of his termination.

7. Payment Upon Termination Without Cause or Due to Change in Control.

a. In the event that the Company terminates Executive’s employment other than for “Cause” (as defined below), then the Company will continue to pay Executive his base salary, subject to applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures, for a period of six (6) months. For purposes of this Agreement, “Cause” is defined as follows:

(i) Executive’s theft, dishonesty or falsification of any employment or Company records;

(ii) Executive’s conviction of or plea of nolo contendere to a felony or any crime involving moral turpitude;

(iii) Executive’s consistent poor performance or repeated failure to comply with the reasonable directives of the Chief Executive Officer of the Company, as determined by the Board in its sole discretion, which actions or inactions by Executive, if curable, are not cured within thirty (30) days following written notice from the Company;

(iv) Executive’s improper disclosure of the Company’s confidential or proprietary information;

(v) Any intentional act by Executive that has a material detrimental effect on the Company’s reputation or business; or

(vi) Any material breach of this Agreement by Executive, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

b. In the event that the Company terminates Executive’s employment other than for “Cause” (as defined above) within one (1) month before or six (6) months following a “Change in Control” (as defined below), then the Company will continue to pay Executive his base salary, subject to applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures, for a period of six (6) months. For purposes of this Agreement “Change of Control” means the occurrence of any of the following events:

(i) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(ii) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

8. Repayment Upon Voluntary Termination or Termination for Cause. In the event that, during the first twelve (12) months following the Effective Date, Executive voluntarily terminates his employment with the Company or the Company terminates Executive’s employment for “Cause” (as defined above), then Executive shall repay to the Company all fees paid by the Company to the executive search and recruiting firm of Carlyle & Conlan in connection with Executive’s recruitment and employment by the Company, minus any amounts refunded to the Company by Carlyle & Conlan. Executive hereby expressly authorizes the Company to deduct from any paychecks or other remuneration owed to him by the Company, including Executive’s final paycheck, the entire amount of the recruiter fee of $56,000.00, subject to any limitations imposed by applicable law.

9. Employee Inventions and Proprietary Rights Assignment Agreement. Executive agrees to execute and abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement, which shall not be materially different from the form attached as Exhibit A hereto.

10. Covenant Not To Compete. During the Employment Term and for a period of one (1) year after the termination of Employee’s employment by either party, for any or no cause or reason, Executive agrees that he will not, within the “Territory” (as defined below): (a) on his own behalf or for others, invent, produce or develop any product or technology directly related to the Company’s then current or anticipated projects to develop therapeutics or medical devices; (b) be employed in a position or be engaged in any business that is competitive with the Company, performing substantially the same work as he performed while employed by the Company, including, without limitation, using any confidential or proprietary information of the Company to compete with the Company in any way. For the purposes of this Agreement, the “Territory” is defined as: (a) any jurisdiction worldwide where an entity is engaged in the development of products or technology that directly compete with those being developed by the Company; (b) the United States; (c) the States of California, Florida, Massachusetts, New Jersey, New York, North Carolina, Tennessee and Texas; (d) the State of North Carolina; and (e) within twenty-five miles of Research Triangle Park, North Carolina. Executive understands and agrees that the restrictions on competition set forth in this Section 10 are to be construed as a series of separate and independent covenants not to compete for each segment of the Territory as herein defined. If any restriction set forth in this Section 10 is held by a court of competent jurisdiction to be unenforceable with respect to one or more geographic areas, then Executive agrees, and hereby submits, to the reduction and limitation of such restriction to the minimal effect necessary so that the provisions of this Section 10 shall be enforceable.

11. Non-Solicitation. Employee agrees that for a period of one year after the date of the termination of his employment for any reason, he shall not, either directly or indirectly, solicit the services, or attempt to solicit the services, of any employee of the Company to work for any other person or entity.

12. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Raleigh, North Carolina in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Employee acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

13. Interpretation. Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of North Carolina.

14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

15. Entire Agreement. This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment, with the exception of (i) the agreement described in paragraph 9 and (ii) any stock or option agreements between Executive and the Company. This Agreement (including the documents described in (i) and (ii) herein) supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by the Company.

16. Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

17. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

DARA BIOSCIENCES, INC.

By:	/s/ Richard A. Franco
Its:	Richard A. Franco

/s/ John Didsbury
John Didsbury